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                                                                     EXHIBIT 5.2

                             PILLSBURY WINTHROP LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004



                                January 30, 2002


Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103


Ladies and Gentlemen:

      We have acted as New York counsel to Ameren Corporation, a Missouri corporation (the "COMPANY"), in connection with the filing by the Company with the Securities and Exchange Commission (the "COMMISSION") of the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") with respect to up to $1,000,000,000 maximum aggregate offering price of (1) Senior Debt Securities (the "SENIOR DEBT SECURITIES") to be issued by the Company, (2) Subordinated Debt Securities (the "SUBORDINATED DEBT Securities") to be issued by the Company, (3) Trust Preferred Securities to be issued by one or more Delaware business trusts (the "TRUST PREFERRED SECURITIES"), (4) the Company's guarantees (the "GUARANTEES") relating to the Trust Preferred Securities, (5) Common Stock, $.01 par value (the "COMMON STOCK"), to be issued by the Company, (6) contracts to purchase shares of Common Stock (the "STOCK PURCHASE CONTRACTS") and (7) units, each comprised of a Stock Purchase Contract and either Senior Debt Securities or Subordinated Debt Securities, debt obligations of third parties (including U.S. Treasury securities) or Trust Preferred Securities, in each such case pledged to secure the holder's obligations to purchase Common Stock under the Stock Purchase Contract (the "STOCK PURCHASE UNITS" and, together with the foregoing securities, the "SECURITIES"), in each case, to be issued and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "SECURITIES ACT").

      The Senior Debt Securities will be issued pursuant to an Indenture dated as of December 1, 2001 between the Company and The Bank of New York, as trustee (the "SENIOR INDENTURE"), the Subordinated Debt Securities will be issued pursuant to an indenture and the trustee named therein (the "SUBORDINATED INDENTURE") and the Guarantees will be issued pursuant to one or more guarantee agreements between the Company and the trustee named therein (each, a "GUARANTEE AGREEMENT"), in each case as filed or in the respective forms filed or to be filed as exhibits to the Registration Statement.

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Ameren Corporation
January 30, 2002



      In so acting, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts of the laws of any jurisdiction other than the State of New York.

      On the basis of such review and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or "blue sky" laws of various states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and
(iii) the applicable Securities have been issued and sold upon the terms specified in such resolutions and in any required orders of the Commission or other applicable regulatory approvals, we are of the opinion that:

      1. When (i) the supplemental indenture or other instrument under the Senior Indenture to be entered into, or otherwise executed or adopted, in connection with the issuance of the Senior Debt Securities, (ii) the Subordinated Indenture and any supplemental indenture or other instrument thereunder to be entered into, or otherwise executed or adopted, in connection with the issuance of the Subordinated Debt Securities or (iii) the Guarantee Agreements, as applicable, have been duly executed and delivered by the proper officers of the Company and the trustees named therein, and when the Senior Debt Securities, the Subordinated Debt Securities and the Guarantees, as the case may be, have been duly executed, authenticated, delivered and paid for in accordance with the terms of the Senior Indenture, the Subordinated Indenture and the Guarantee Agreements, respectively, and on the terms and conditions set forth in the Registration Statement, the prospectus contained therein and the applicable supplement thereto, the Senior Debt Securities, the Subordinated Debt Securities and the Guarantees will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

      2. When (i) the applicable Trust has been duly created under the Business Trust Act of the State of Delaware, (ii) the Trust Agreement for such Trust has been duly executed and delivered by the proper officers of the Company, as sponsor, and the trustees of the Trust named therein and (iii) the Trust Preferred Securities of such Trust have been executed, delivered and paid for in accordance with the terms of such Trust Agreement and on the terms and conditions set forth in the Registration Statement, the prospectus contained therein and the applicable supplement thereto, the Trust Preferred Securities of such Trust will represent valid, fully paid and nonassessable undivided beneficial interests in the assets of such Trust. We note, however, that holders of such Trust Preferred Securities may be obligated to make payments as set forth in the related Trust Agreement.


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Ameren Corporation
January 30, 2002


      3. When (i) the Stock Purchase Contracts or Stock Purchase Units have been issued and sold on the terms and conditions set forth in the Registration Statement, the prospectus contained therein and the applicable supplement thereto and (ii) the applicable purchase contract agreement and any related pledge agreement have been duly authorized, executed and delivered by the parties thereto, the Stock Purchase Contracts or Stock Purchase Units will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                Very truly yours,

                                                Pillsbury Winthrop LLP




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